Exhibit 99.1

IX Acquisition Corp. Announces

Fifth Extension of Deadline to Complete Initial Business Combination

New York, NY, August 9, 2023 -- IX Acquisition Corp. (Nasdaq: IXAQ) (the “Company”) announced today that its board of directors (the “Board”) has decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from August 12, 2023 for an additional month, to September 12, 2023. This is the fifth of twelve potential one-month extensions of the Deadline Date available to the Company pursuant to its Amended and Restated Memorandum and Articles of Association. The Company further announced that on or before August 12, 2023, IX Acquisition Sponsor LLC will deposit $160,000 into the Company’s trust account in connection with this extension.

About IX Acquisition Corp.

IX Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information, please visit https://www.ixacq.com.

Contacts

For investor and media inquiries:

contact@ixacq.com